Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-175191 and Form S-8 Nos. 333-76528, 333-117481, 333-157475, 333-158382, 333-160894, 333-163918, 333-170067, 333-170069 and 333-180740) of Augme Technologies, Inc. of our reports dated March 24, 2013, relating to the consolidated financial statements of Augme Technologies Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph  for the restatement of  previously issued financial statements), and the effectiveness of internal control over financial reporting of Augme Technologies Inc. (which report expresses an adverse opinion thereon), appearing in this Annual Report (Form 10-K) for the fiscal year ended February 28, 2013.

/s/ Moss Adams LLP

Seattle, Washington
May 24, 2013